Exhibit 99
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                           ACCUIMAGE DIAGNOSTICS CORP.
                               400 GRANDVIEW DRIVE
                          SOUTH SAN FRANCISCO, CA 94080
                               STOCK SYMBOL: AIDP

FOR IMMEDIATE RELEASE


              ACCUIMAGE ANNOUNCES CHANGES ON ITS BOARD OF DIRECTORS SOUTH SAN FRANCISCO, CALIF. - MARCH 19, 2002 -

     AccuImage Diagnostics Corp. announced that Dr. Douglas Boyd has retired from the AccuImage Board of Directors. Concurrently, Dr. Julius R. Krevans, M.D. and Dr. Louis J. Kearn, Ph.D. have joined the Board. Dr. C. Allen Wall was elected as Chairman of the Board to replace Dr. Boyd.

Dr. Krevans was the fifth chancellor of the University of California, San Francisco (UCSF). During his tenure, UCSF experienced many achievements. In 1989, UCSF applauded its first Nobel Prize winners, J. Michael Bishop and Harold Varmus. UCSF also played a critical role in spawning the biotechnology industry during these years. Under Dr. Krevans' leadership, UCSF attracted many women and minority students to careers in health sciences. Before his appointment as chancellor, Dr. Krevans served as Dean of the School of Medicine at UCSF from 1971-1982. He was also active on the boards and committees of numerous national foundations, government agencies, and organizations including the National Academy of Science's Institute of Medicine and the American Board of Internal Medicine. He served as the chair of the Association of American Medical Colleges from 1980-81, helping to develop public policy for this organization. He was also a director of the Clinical Scholar program, a director of both the James Picker and Bank of America-Giannini Foundation, and a member of the Association of American Physicians.

Dr. Louis J. Kearn holds a Ph.D. in Business Administration from the University of San Francisco. He is Founder and Chairman, Emeritus, of COIT Services, one of the largest drapery and carpet cleaning companies in the United States. He is also the founder of the Kearn Family Research Center of Retinal Degeneration at the University of California, San Francisco Medical Center.


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In  announcing  these  changes,  Dr. Leon  Kaufman,  AccuImage  CEO said "We are saddened by the loss of Dr. Boyd, who has brought us valuable scientific and business insights, and who has guided this company since its inception. He remains a close and trusted friend of the company as well as a major
shareholder.   In  Dr.  Krevans  we  have  a  friend  and  uniquely  experienced individual, and we are honored by his willingness to serve on this Board. Under Dr. Krevans as Dean and Chancellor at UCSF, the university saw unprecedented and unsurpassed growth, not just in quantity, but more importantly, in quality and importance. Dr. Krevans is a knowledgeable physician and a superb administrator and judge of people. Dr. Kearn is a successful businessman and a man interested in what technology can bring to human well-being. These two individuals bring competence and integrity to the Board, and we hope that some their "magic" will rub off on us through their contributions", Dr. Kaufman concluded.

                  AccuImage is engaged in the development, marketing and support of software for visualization, analysis and management of medical imaging data, particularly in support of the imaging screening market, a market that is growing even faster than the traditional imaging market. The software brings value by reducing the time the physician needs for reviewing and reporting cases, enhancing the interpretation of studies, and providing 3-D images for marketing, promotion and patient information. Efficiency gains and cost savings are realized through automated reporting tools incorporating expert knowledge, and by providing hardware and software for distribution of the images and reports via internal networks as well as internet transmission to remote locations, to referring physicians and to patients. The Company is now expanding its markets through a three-pronged approach: the generation of automated report generators for new applications, including whole body screening; the sale of upgrades and new products to existing customers; and the provision of quality assurance accreditation support services needed for demonstrating compliance with upcoming recommendations from the American College of Radiology and other accrediting bodies. For company information please visit the AccuImage website at WWW.ACCUIMAGE.COM.


     Except for the historical information contained herein, the matters discussed in this news release may contain forward-looking statements that are based on current expectations and estimates about the industry in which AccuImage operates, the estimated impact of certain technological advances, as well as management's beliefs and assumptions. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially include, among others: reliance on product distributors; competition in the diagnostic imaging market; failure to improve product reliability or introduce new product models and enhancements; determinations by regulatory and administrative government authorities; and the risk factors listed from time to time in the Company's Securities and Exchange Commission reports.

CONTACT:
    AccuImage Diagnostics Corp. 650/875-0192 WWW.ACCUIMAGE.COM
    Investor Relations: investors@ACCUIMAGE.COM
    Leon Kaufman, Ph.D., CEO CONTACT@ACCUIMAGE.COM
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